Exhibit 5.1

January 10, 2007

Sabine Pass LNG, L.P.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Re: Sabine Pass LNG, L.P. Registration Statement On Form S-4

Gentlemen:

We have acted as special counsel to Sabine Pass LNG, L.P., a Delaware limited partnership (the “Issuer”), in connection with the public offering of an aggregate principal amount of up to $550,000,000 of the Issuer’s 7 1/4% Senior Secured Notes due 2013 (the “2013 Exchange Notes”) and an aggregate principal amount of up to $1,482,000,000 of the Issuer’s 7 1/2% Senior Secured Notes due 2016 (the “2016 Exchange Notes” and collectively with the 2013 Exchange Notes, the “Exchange Notes”). The Exchange Notes are to be issued under an Indenture dated as of November 9, 2006 (the “Indenture”), between the Issuer and The Bank of New York, as trustee (the “Trustee”), pursuant to an exchange offer (the “Exchange Offer”) by the Issuer in exchange for like principal amounts of the Issuer’s issued and outstanding 7 1/4% Senior Secured Notes due 2013 (the “2013 Outstanding Notes”) and 7 1/2% Senior Secured Notes due 2016 (the “2016 Outstanding Notes” and collectively with the 2013 Outstanding Notes, the “Outstanding Notes”), respectively, as contemplated by the Registration Rights Agreement dated as of November 9, 2006 (the “Registration Rights Agreement”), by and between the Issuer and Credit Suisse Securities (USA) LLC, acting on behalf of itself and as the representative of the initial purchasers of the Outstanding Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the registration statement on Form S-4 of the Issuer, filed with the Securities and Exchange Commission (the “SEC”) to register the Exchange Notes (the “Registration Statement”);

(b) the Registration Rights Agreement;

(c) the Indenture;

Sabine Pass LNG, L.P.

January 10, 2007

(d) the Certificate of Limited Partnership of the Issuer, certified by the Secretary of State of the State of Delaware as in effect on October 26, 2006, and certified by the Secretary of Sabine Pass LNG-GP, Inc., a Delaware corporation and the Issuer’s general partner (“Sabine Pass GP”), as in effect on each of the date of the adoption of the resolutions specified in paragraph (h) below, the date of the Indenture and the date hereof;

(e) the (i) Fourth Amended and Restated Agreement of Limited Partnership of the Issuer, certified by the Secretary of Sabine Pass GP as in effect on the date of the adoption of the resolutions specified in paragraph (h) below; and (ii) Fifth Amended and Restated Agreement of Limited Partnership of the Issuer, certified by the Secretary of Sabine Pass GP as in effect on each of the date of the Indenture and the date hereof;

(f) the (i) Certificate of Incorporation of Sabine Pass GP, certified by the Secretary of State of the State of Delaware as in effect on October 26, 2006, and certified by the Secretary of Sabine Pass GP as in effect on the date of the adoption of the resolutions specified in paragraph (h) below; and (ii) Amended and Restated Certificate of Incorporation of Sabine Pass GP, certified by the Secretary of State of the State of Delaware as in effect on November 21, 2006, and certified by the Secretary of Sabine Pass GP as in effect on each of the date of the Indenture and the date hereof;

(g) the Bylaws of Sabine Pass GP, certified by the Secretary of Sabine Pass GP as in effect on each of the date of the adoption of the resolutions specified in paragraph (h), the date of the Indenture and the date hereof;

(h) resolutions of the Board of Directors of Sabine Pass GP dated November 1, 2006, certified by the Secretary of Sabine Pass GP;

(i) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

(j) the form of the Exchange Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuer and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and (v) the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Issuer, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such

Sabine Pass LNG, L.P.

January 10, 2007

parties, other than the Issuer, of such documents and, except as set forth below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified and are not readily ascertainable by us, we have relied upon statements and representations of officers and other representatives of the Issuer and others.

We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offer and the Exchange Notes, (ii) the General Corporation Law of the State of Delaware and (iii) the Delaware Revised Uniform Limited Partnership Act.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Exchange Notes (in the forms examined by us) have been duly executed by the Issuer and authenticated by the Trustee in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Outstanding Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Issuer.

Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Andrews Kurth LLP